Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption "Experts" in the Registration Statement  (Form F-3) and related Prospectus of Dynagas LNG Partners LP for the registration of common units, preferred units, subordinated units, debt securities, warrants and guarantees and to the incorporation by reference therein of our report dated March 25, 2014, with respect to the consolidated financial statements of Dynagas LNG Partners included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission .

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

November 27, 2014
Athens, Greece